EXHIBIT 16.1

                                Ernst & Young LLP
                                   Suite 2800
                              600 Peachtree Street
                           Atlanta, Georgia 30308-2215
                                 (404) 874-8300



September 21, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated September 21, 2000 of Lodgian, Inc. and are in agreement with the statements contained therein, except for paragraphs 1 and 7, for which we have no basis to agree or disagree.

Regarding the registrant's statement concerning the lack of internal control to prepare interim financial statements, included in the third paragraph therein, we had considered such matters in determining the nature, timing and extent of procedures performed in our audit of the registrant's 1999 financial statements.

                                    /s/ Ernst & Young LLP